CORNERCAP BALANCED FUND

                                     FORM OF

                                DISTRIBUTION PLAN


     DISTRIBUTION PLAN dated this ___ day of ____________ 1996, by and among CORNERCAP BALANCED FUND, a Massachusetts Business Trust (the "Fund"), CORNERSTONE CAPITAL CORP., a corporation (the "Advisor"), and ATTKISSON, CARTER & AKERS, INC. (the "Distributor").

1. THE PLAN. This Distribution Plan (the "Plan") is the written plan of the Fund contemplated by Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act").

2. DEFINITIONS. As used in the Plan, the following terms shall have the following meanings:

     a) "Qualified Recipient" shall mean any broker-dealer or other "person (as that term is defined in the 1940 Act) which (i) has rendered distribution assistance (whether direct, administrative or both) in the distribution of the Fund's Shares; (ii) shall furnish the Advisor or Distributor (on behalf of the Fund) with such information as they shall reasonably request to answer such questions as may arise concerning the sale of Fund shares; and (iii) has been selected to receive payments under the Plan.

     b) "Qualified Holdings" shall mean all shares of the Fund beneficially owned by (i) a Qualified Recipient, (ii) customers (brokerage or other) of a Qualified Recipient, (iii) the clients (investment advisory or other) of a Qualified Recipient; (iv) the accountants as to which a Qualified Recipient has a fiduciary or custodial relationship, and (v) the members of a Qualified Recipient, if such qualified Recipient is an association or union; provided that the Qualified Recipient shall have been instrumental in the purchase of such Fund shares by, or shall have provided administrative assistance to, such customers, clients, accounts or members in relation thereto. The Advisor and Distributor may make final and binding decisions as to all matters relating to Qualified Holdings and Qualified Recipients, including but not limited to (i) the identity of Qualified Recipients;
          (ii) whether or not any Fund shares are to be considered as Qualified Holdings of any particular Qualified Recipient; and (iii) what Fund shares, if any, are to be attributed to a particular Qualified Recipient, to a different Qualified Recipient or to no Qualified Recipient.

     c) "Qualified Trustees" shall mean the Trustees of the Fund who are not interested persons, as defined in the 1940 Act, of the Fund and who have no direct or indirect financial interest in the operation of this Plan or any agreement related to this Plan. While this Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not interested persons of

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          the Fund.  Nothing herein shall prevent the involvement of others in such selection and nomination if the final decision on any such selection and nomination is approved by a majority of such disinterested Trustees.

     d) "Permitted Payments" shall mean payments by the Fund to Qualified Recipients as permitted by this Plan.

3. PAYMENTS AUTHORIZED. The Fund is authorized, pursuant to this Plan, to make Permitted Payments to any Qualified Recipient on either or both of the following bases:

     a) as reimbursement for direct expenses in the course of distributing Fund shares or providing administrative assistance to the Fund or its shareholders, including, but not limited to, advertising, printing and mailing promotional material, telephone calls and lines, computer terminals, and personnel; and/or

     b) at a rate determined by the Advisor or Distributor on behalf of the Fund with respect to the Qualified Recipient in question based on the average value of the Qualified Holdings of such Qualified Recipient.

It may be presumed that a Qualified Recipient has provided distribution assistance with respect to its Qualified Holdings, but if either the Advisor on behalf of the Fund or the Fund's Qualified Trustees should have reason to believe a Qualified Recipient may not be rendering appropriate distribution or administrative assistance in connection with the sale of Fund shares, then the Advisor or Distributor shall require the Qualified Recipient to provide a written report or other information to verify that said Qualified Recipient is providing appropriate service in this regard.

Permitted Payments may be made in any amount to any Qualified Recipient, provided that (i) the total amount of all Permitted Payments made during a fiscal year of the Fund to all Qualified Recipients (whether made under (a) and/or (b) above) do not exceed, in that fiscal year of the Fund 0.25% of 1% of the average annual net assets of the Fund in that fiscal year; and (ii) a majority of the Fund's Qualified Trustees may at any time decrease or limit the aggregate amount of all Permitted Payments or decrease or limit the amount payable to any Qualified Recipient.

4. EXPENSES AUTHORIZED. The Advisor or Distributor is authorized on behalf of the Fund, pursuant to this Plan, to purchase advertising of shares of the Fund, to pay for sales literature and other promotional material, and to make payments to sales personnel affiliated with either of them. Any such advertising and sales material may include references to other series of the Trust, other open-end investment companies or other investments, and any salesmen so paid are not required to devote their time solely to the sale of Fund shares. The Fund will reimburse the Advisor or Distributor for any such expenses ("Permitted Expenses:) incurred during a fiscal year of the Fund, and the Fund may pay for Permitted Expenses directly from the assets of the Fund, except that the aggregate amount of reimbursement or payment of Permitted Expenses together with the Permitted Payments made pursuant to Section 3 of this Plan shall not, in the aggregate, in that fiscal year of the Fund exceed 0.25% of 1% of the average net assets of the Fund in such year. No such reimbursement may be made for Permitted Expenses or Permitted Payments for

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fiscal years prior to the fiscal year in question or in contemplation of future
Permitted Expenses or Permitted Payments.

5. REPORTS. While this Plan is in effect, a written report shall be provided at least quarterly to the Fund's Board of Trustees, and the Board shall review, the following: (i) the amounts of all Permitted Payments, the identity of the recipients of each such Payment; the basis on which each such recipient was chosen as a Qualified Recipient and the basis on which the amount of the Permitted Payment to such Qualified Recipient was made; and (ii) the amounts of Permitted Expenses and the purpose of each such Expense.

6. EFFECTIVENESS, CONTINUATION, TERMINATION AND AMENDMENT. This Plan has been approved by a vote of the Board of Trustees of the Trust and of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Plan. This Plan shall, unless terminated as hereinafter provided, continue in effect until ____________ ___, 1998 and from year to year thereafter only so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees and its Qualified Trustees cast in person at a meeting called for the purpose of voting such continuance. This Plan may be terminated at any time by a vote of a majority of the Qualified Trustees or by the vote of the holders of a "majority" (as defined in the 1940 Act) of the outstanding voting securities of the Fund. This Plan may not be amended to increase materially the amount of payments to be made without approval of at least a "majority" of the outstanding voting securities of the Fund, and all amendments must be approved by a vote of the Board of Trustees and of the Qualified Trustees cast in person at a meeting called for the purpose of voting on such amendment.

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IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.


                                   CORNERCAP BALANCED FUND


                                   BY:

                                   ATTEST:


                                   CORNERSTONE CAPITAL CORP.


                                   BY:

                                   ATTEST:


                                   ATTKISSON, CARTER AND AKERS, INC.


                                   BY:

                                   ATTEST:



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